Exhibit 2.2

Execution Version

Confidential

PARENT GUARANTEE

THIS GUARANTEE AGREEMENT (this “Agreement”), is made as of June 21, 2012, by and between Harvest Natural Resources, Inc., a Delaware corporation (“Guarantor”), and PT Pertamina (Persero), a state-owned limited liability company duly organized and existing under and by virtue of the Laws of the Republic of Indonesia (“Buyer”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below). Guarantor and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Guarantor, directly or indirectly, owns all of the equity interests in HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the Laws of Curaçao (“Obligor”).

B. The Parties and Obligor have entered into that certain Share Purchase Agreement, dated as of June 21, 2012 (the “Purchase Agreement”), for the purchase by Buyer of the Subject Shares (as such term is defined in the Purchase Agreement).

C. In connection with Buyer’s execution and delivery of the Purchase Agreement, Buyer requires the execution of this Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Buyer as follows:

Section 1.1 Organization and Qualification. Guarantor is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law.

Section 1.2 Due Authority. Guarantor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

Section 1.3 Consideration. Guarantor has received valuable and sufficient consideration for entering into this Agreement, including the execution of the Purchase Agreement by Buyer and Obligor.

ARTICLE II

GUARANTY OF OBLIGATIONS

Section 2.1 Guaranty.

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause, as herein provided, the due and punctual payment and the full and prompt performance by Obligor of, all of the amounts to be paid, including without limitation under the indemnification obligations of Obligor, and all of the terms and provisions to be performed or observed by or on the part of Obligor under the Purchase Agreement (all such terms and provisions as now or hereafter in existence being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the Purchase Agreement or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the Purchase Agreement or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement.

(b) In the event that Obligor shall fail in any manner whatsoever to pay, perform or observe any of the Obligations, when and as the same shall be required to be paid, performed or observed under the terms of the Purchase Agreement, Guarantor will itself duly and punctually pay, or fully and promptly perform or observe, as the case may be, such Obligations, or cause the same to be duly and punctually paid, or fully and promptly performed or observed, in each case as if Guarantor were itself the obligor with respect to such Obligations under the Purchase Agreement.

Section 2.2 No Demand or Notice.

(a) It shall not be a condition to the guarantees and agreements set forth in Section 2.1 (the “Guaranty”) that Buyer shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the Purchase Agreement (unless such notice is specifically required under the Purchase Agreement) or any other notice whatsoever to, Guarantor or Obligor or any other Person, or shall have instituted any action or proceeding against Obligor or any other Person in respect thereof, or shall have joined Obligor in any such action or proceeding.

(b) Buyer, in asserting the benefit of the Guaranty, shall give prompt notice to Guarantor of any failure by Obligor to pay, perform or observe any Obligation; provided, however, that any failure, delay or defect in the giving of such notice shall not alter or affect the Guaranty.

Section 2.3 Waiver of Resort to Security. Guarantor further agrees that the Guaranty, insofar as it constitutes a guarantee of monetary Obligations, constitutes a guarantee of payment when due and not of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Buyer to any security held for the payment of any Obligation.

Section 2.4 No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its guaranty.

Section 2.5 Waivers by Guarantor.

(a) Guarantor hereby waives with respect to its Guaranty but without prejudice to the rights of the parties to the Purchase Agreement, any notice of acceptance of this Agreement by Buyer, grace, presentment, demand, protest, notice of the occurrence of a default under the Purchase Agreement and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder.

(b) The Guaranty shall not be affected by (i) the failure of Buyer to assert any claim or demand or to enforce any right or remedy under the provisions of the Purchase Agreement, (ii) any termination or extension of the Purchase Agreement, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Purchase Agreement, including any change in the time, manner or place of payment or performance of any of the obligations under the Purchase Agreement or (v) the release of any security held for payment of any Obligations.

Section 2.6 No Reduction. The Guaranty shall not be subject to any reduction, limitation, modification, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 2.9.

Section 2.7 Enforcement. Notwithstanding anything herein to the contrary, Buyer may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Buyer or any of its successors or assigns may have against Obligor or any other Person.

Section 2.8 Continued Effectiveness. The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of Obligor is rescinded or must otherwise be restored or returned by the Person receiving such payment upon the insolvency, bankruptcy or reorganization of Obligor, all as though such payment or part thereof had not been made.

Section 2.9 Defenses. Nothing herein is intended to deny to Guarantor, and it is expressly agreed that Guarantor shall have and may assert, any and all the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in Section 2.8) with regard to any Obligation that Obligor may possess except any defense Obligor may possess relating to lack of validity or enforceability of the Purchase Agreement as against Obligor.

ARTICLE III

MISCELLANEOUS

Section 3.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 3.2 Jurisdiction; Consent to Service of Process; Waiver. The Parties agree that if any claim, dispute or difference of whatever nature arises under or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non contractual obligations arising out of or in connection with this Agreement (a “Dispute”), such Disputes shall be resolved by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this Section 3.2, which Rules are deemed incorporated into this Section 3.2. The number of arbitrators shall be three (3), one of whom shall be nominated by Guarantor, one by Buyer and the third of whom, who shall act as Chairman, shall be nominated by the two party nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The third arbitrator shall not be a national of Indonesia, the United States, Venezuela or the Netherlands. The seat of arbitration shall be London, England and the language of arbitration shall be English. Section 45 and Section 69 of the Arbitration Act 1996 shall not apply. The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party retains the right to seek interim or provisional measures, including injunctive relief and including pre arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Section 3.2 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to Section 44 of the Arbitration Act 1996. The award of the arbitrators shall be final and binding upon the parties without the right of appeal to the courts. Judgment on the award may be entered by any court having jurisdiction thereof. The costs and expenses of the arbitration (including reasonable attorney’s fees) shall be borne by the losing party.

Section 3.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 3.4 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the Parties.

Section 3.5 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party at the following addresses or sent by facsimile to the following numbers:

If to Guarantor or Obligor:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

United States of America

Fax No.: +1 281 899 5702

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

United States of America

Fax No.: +1 713 229 2856

Attention: Thomas Moore

and a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

United States of America

Fax No.: +1 214 855 8200

Attention: Harva R. Dockery

If to Buyer:

PT Pertamina (Persero)

Pertamina Head Office, 20th Floor Main Building

Jl. Medan Merdeka Timur No. 1A

Jakarta 10110

Indonesia

Attention: Adriansyah, Senior Vice President Upstream Business Development

Fax no.: +62 21 350 2974

with a copy (which shall not constitute notice) to:

PT Pertamina (Persero)

Pertamina Head Office, 3rd Floor Annex Building

Jl. Medan Merdeka Timur No. 1A

Jakarta 10110

Indonesia

Attention: Alan Frederik Panggabean, Chief Legal Counsel

Fax no.: +62 21 384 6908

or to such other address or facsimile number as such Party may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 3.6 Public Announcements. No Party will issue or make any press releases or similar public announcements concerning the Guaranty or this Agreement without the prior written consent of each of the Parties, except as may be required by Law.

Section 3.7 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor, and all costs and expenses incurred by Buyer in connection with this Agreement shall be paid by Buyer.

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10 Assignment. This Agreement shall not be assigned by any Party (including by operation of law or otherwise), except in connection with an assignment permitted under the Purchase Agreement. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Buyer and its respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12 Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Buyer in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.13 Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of Guarantor and Buyer with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among Guarantor and Buyer with respect to the subject matter hereof.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above by its officers thereunto duly authorized.

Harvest Natural Resources, Inc.

By:	/s/ James A. Edmiston
Name: James A. Edmiston Title: President and Chief Executive Officer

ACCEPTED:

PT Pertamina (Persero)

By:	/s/ Karen Agustiawan
Name: Karen Agustiawan Title: President Director and CEO

[Signature Page to Parent Guarantee]